Exhibit 10.79

AMENDMENT TO

TOD NIELSEN’S

EMPLOYMENT AGREEMENT

The provisions of this Amendment (the “Amendment”) are hereby incorporated into, and are made a part of, that Employment Agreement (the “Agreement”) entered into as of November 1, 2005, by and between Borland Software Corporation, a Delaware corporation (the “Company”), and Tod Nielsen (the “Executive”) and shall be effective as of                     .

WHEREAS, the Executive and the Company wish to amend the Agreement to provide for (i) COBRA continuation coverage upon a voluntary termination by reason of a constructive termination, an involuntary termination without cause, in connection with or without a change of control, or a constructive termination in connection with a change of control, (ii) include acceleration of benefits upon a hostile takeover, and (iii) make certain other clarifications to the Agreement regarding the stock awards granted to Executive.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth below, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Sections 5.c., 6.c. and 7.a. of the Agreement are hereby amended by adding the following sentence to the end of each subsection:

“In addition to the benefits provided above, the Executive shall be entitled to payment for premiums for health (i.e., medical, vision and dental) continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided, however, that (i) Executive is eligible for COBRA on the termination date and (ii) Executive elects continuation coverage pursuant to COBRA within the required time period. The Company shall continue to provide Executive with continuation health coverage pursuant to this paragraph until the earliest of (i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (ii) twelve (12) months following the termination date, or (iii) the date on which Executive obtains comparable health coverage. Executive agrees to notify Borland promptly after he obtains alternative health coverage.”

2. Section 7(b) of the Employment Agreement is hereby amended in its entirety as follows:

“For purposes of this Agreement, “Change of Control” or “Change in Control” shall have the same meaning and shall mean either a “Change in Control” or a “Hostile Take-Over” as such terms are defined in the 2003 Supplemental Stock Option Plan (as may be amended to comply with Internal Revenue Code Section 409A and the regulations thereunder).”

3. Section 4(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Restricted Stock. The Executive will receive a grant of 250,000 shares of common stock of the Company (“Restricted Stock”) that will vest over four (4) years from the date of grant, subject to Executive remaining in the continuous service of the Company on each such vesting date; provided, however, that the Restricted Stock shall vest on an accelerated basis in the following situations: (i) 125,000 shares shall vest if the Company achieves performance targets to be established by the Board or the Compensation Committee for 2006, and (ii) 125,000 shares shall vest if the Company achieves performance targets to be established by the Board or the Compensation Committee for 2007. The Restricted Stock will be subject to the terms and conditions of the Company’s 2003 Supplemental Stock Option Plan and the Company’s standard form of share issuance agreement.”

4. Section 4(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“The Company will grant to the Executive an initial stock option grant for 1,500,000 shares of the Company’s common stock (the “Option”). The Option will be granted no later than the Effective Date with a per share exercise price equal to the per share closing sales price of the Company’s common stock on the grant date. The Option will be subject to the terms and conditions of the Company’s 2003 Supplemental Stock Option Plan (the “Stock Plan”) and to the Company’s standard form of stock option agreement. The Option will vest as the 1/4th of the shares subject to the Option on the first anniversary of the Effective Date and as to 1/36th of the remaining shares subject to the Option at the end of each month thereafter, subject to Executive remaining in the continuous service of the Company on each such vesting date. Following any termination of Executive’s employment for any reason, Executive shall have twelve (12) additional months from the otherwise applicable expiration date pursuant to the Stock Plan to exercise any vested options, but in no case longer than the applicable term of the option grant.”

5. Section 7(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“In the event there is a “Change of Control” (as defined herein) of the Company during the Employment Term and within two (2) months prior or twelve (12) months after the effective date of such Change of Control, the Executive ceases to be the President and Chief Executive Officer of the new successor entity, a Constructive Termination otherwise occurs, or the Executive is terminated without Cause, then, subject to Section 9 hereof, the Executive will receive (i) a cash lump sum equal to the Annual Salary and bonuses (in an amount no less than the average for the last two years or the ICP target, whichever is higher) for a period of twelve (12) months following the termination date; (ii) accelerated vesting as of the termination date of 100% of the Executive’s then unvested and outstanding Option and Restricted Stock granted pursuant to this Agreement; and (iii) accelerated vesting as of the termination date of 100% of any other unvested and outstanding equity awards granted to the Executive, if any.”

6. This Amendment together with the Agreement, the Incentive Compensation Plan (“ICP”) and any equity grant agreements, constitutes the entire agreement with respect to Executive’s employment relationship with the Company and supersedes all prior agreements, oral or written, with respect to the Executive’s employment relationship with the Company.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year written above.

BORLAND SOFTWARE CORPORATION

By:
Name:	William K. Hooper
Title:	Chairman of the Board

EXECUTIVE

Tod Nielsen

[SIGNATURE PAGE TO AMENDMENT OF TOD NIELSEN

EMPLOYMENT AGREEMENT]